Exhibit 14.1

OAKTREE ACQUISITION CORP.

CODE OF ETHICS

I.    INTRODUCTION

This Code of Ethics (the “Code”) has been adopted pursuant to Section 303A.10 of the New York Stock Exchange (“NYSE”) Listed Company Manual. Under Section 303A.10, Oaktree Acquisition Corp. (the “Corporation”) must adopt a code of business conduct and ethics for directors, officers and employees. This Code is intended to foster a culture of honesty and accountability as well as establish standards and procedures to deal with the types of situations to which Section 303A.10 is addressed:

•	conflicts of interest; corporate opportunities; confidentiality;

•	fair dealing;

•	protection and proper use of listed company assets;

•	compliance with laws, rules and regulations (including insider trading laws); and encouraging the reporting of any illegal or unethical behavior.

The Code is based on the principle that the directors and officers of the Corporation owe a fiduciary duty to the Corporation and accordingly have an obligation to ensure that the personnel of the Corporation conduct their personal activities in a manner that does not interfere with the Corporation’s transactions or otherwise take unfair advantage of their relationship with the Corporation and that personnel of the Corporation should not take inappropriate advantage of their positions. All Access Persons and Related Persons (as defined below) are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them.

Technical compliance with the Code will not automatically insulate an Access Person from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duty to the Corporation. Accordingly, all Access Persons must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Corporation and its stockholders. All Access Persons must read and retain this Code of Ethics.

II.    DEFINITIONS

“Access Person” means (a) any director, officer, general partner, employee or contractor (including interns and temporary personnel with assignments of 10 days or more) of the Corporation, or of any company in a Control (as defined below) relationship to the Corporation, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of any security by the Corporation, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (b) any natural person in a Control relationship to the Corporation, who obtains information concerning recommendations made to the Corporation with regard to the purchase or sale of any security by the Corporation.

“Board of Directors” or “Board” means the board of directors of the Corporation.

“Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who beneficially owns, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than 25% of the voting securities of any company shall be presumed not to control such company. A natural person shall be presumed not to be a controlled person.

“Confidential Information” means any information concerning the employees, organization, business or finances of the Corporation or any third party (including any client, investor, partner, portfolio company, customer, vendor or other person) with which the Corporation is engaged or conducts business, including business strategies, operating plans, acquisition strategies (including the identities of, and any other information concerning, possible acquisition candidates), financial information, valuations, analyses, investment performance, market analysis, acquisition terms and conditions, personnel, compensation and ownership information, know-how, customer lists and relationships, the identity of any client, investor, partner, portfolio company, customer vendor or any other third party, and supplier lists and relationships, as well as all other secret, confidential or proprietary information belonging to the Corporation. Information generally known to the public, other than as a result of improper disclosure by an employee of the Corporation, does not constitute Confidential Information.

“Independent Director” means an independent director as defined by the NYSE.

“Intellectual Property” means (a) any and all investment or trading records, agreements or data; (b) any and all financial and other analytic models, records, data, methodologies or software; (c) any and all investment advisory contracts, fee schedules and investment performance data; (d) any and all investment agreements, limited partnership agreements, subscription agreements, private placement memorandums and other offering documents and materials; (e) any and all client, investor or vendor lists, records or contact data; (f) any and all other documents, records, materials, data, trade secrets and other incidents of any business carried on by the Corporation or learned, created, developed or carried on by any employee of the Corporation (in whatever form, including print, computer file, diskette or otherwise); and (g) all trade names, services marks and logos under which the Corporation does business, and any combinations or variations thereof and all related logos.

“Related Person” of an Access Person includes the following: (a) a husband, wife, domestic partner or a minor child of the Access Person; (b) a relative sharing the same house as the Access Person; (c) any other person who is significantly dependent on the Access Person for financial support; and (d) anyone else if the Access Person (i) obtains benefits substantially equivalent to ownership of the securities, (ii) can obtain ownership of the securities immediately or within 60 days or (iii) can vote or dispose of the securities.

“Secretary” means the Secretary of the Corporation.

III.    STANDARDS OF CONDUCT FOR ACCESS PERSONS

The duty of care, integrity, honesty and good faith for all Access Persons is expressed in the general guiding principles detailed below. Access Persons should conduct themselves in all circumstances in accordance with such general guiding principles. Honesty at all times and in all things is an essential part of an Access Person’s responsibility to the Corporation. A lack of integrity will not be tolerated.

Conflicts of Interest

Access Persons must at all times place the interest of the Corporation before their own interests. The effectiveness of the Corporation’s policies regarding ethics depends on Access Persons’ judgment and integrity rather than on any set of written rules. Accordingly, Access Persons must be sensitive to the general principles involved, alert for potential conflicts that may arise between their own interests and those of the Corporation, and aware of the purposes of the Code and the specific policies, procedures and examples provided throughout this document.

An Access Person may not engage in any transaction, directly or indirectly, under circumstances in which the Access Person benefits from or interferes with the purchase or sale of investments by the Corporation. Access Persons must pay strict attention to potential conflicts of interests, avoiding them if possible and disclosing them and dealing with them appropriately when the conflict is unavoidable or inherent in the Corporation’s business. In addition, Access Persons may not use information concerning the intentions of the Corporation, or their ability to influence such intentions, for personal gain or in a manner detrimental to the interests of the Corporation.

Sometimes it may be difficult to determine what behavior is necessary or appropriate in order to adhere to these general principles, so this Code contains several guidelines for proper conduct and related examples. Some examples of activities in which Access Persons may engage that could potentially pose a conflict include:

•	contracting on the Corporation’s behalf with a vendor of which the CEO or other senior executive of the Corporation is such Access Person’s family member;

•	acquiring property leased by the Corporation or that the Corporation is considering for acquisition;

•	certain contributions to political campaigns;

•	serving as a trustee of a foundation or a director of a company that is a prospective transactional counterparty of the Corporation;

•	frequently attending entertainment events at the invitation of service providers engaged by or seeking business from the Corporation;

•	accepting outside employment that interferes with such Access Person’s responsibilities at the Corporation;

•	owning an interest in a company or a property with which the Corporation conducts or intends to conduct business; and

•	soliciting charitable donations from outside service providers of the Corporation to such Access Person’s department or that such Access Person’s department is considering engaging.

It is important that Access Persons properly manage their personal finances. Imprudent personal financial management may affect job performance and lead to more serious consequences for Access Persons in positions of trust. In particular, accepting loans by the Corporation to, or guarantees by the Corporation of, obligations of Access Persons or their family members are of special concern. Loans by the Corporation to, or guarantees by the Corporation of, obligations of any director or executive officer of the Corporation are expressly prohibited. In addition, Access Persons are not permitted to borrow from providers of goods or services with whom the Corporation deals, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances.

Access Persons are not permitted to act as principal for either themselves or their immediate families in the supply of goods, properties, or services to the Corporation unless approved by the Corporation’s Secretary. Purchase or acceptance of corporate property or use of the services of other Access Persons for personal purposes is also prohibited. This includes the use of in-house counsel for personal legal advice absent written approval from the Corporation’s General Counsel or use of outside counsel for personal legal advice at the expense of the Corporation.

Corporate Opportunities

Access Persons must not take for their own advantage an opportunity that rightfully belongs to the Corporation. Whenever the Corporation has been actively soliciting a business opportunity, or the opportunity has been offered to the Corporation, or facilities or personnel of the Corporation have been used in pursuing the opportunity, that opportunity rightfully belongs to the Corporation and not to Access Persons who may be in a position to divert the opportunity for their own benefit.

Examples of improperly taking advantage of a corporate opportunity include:

•	selling information to which an Access Person has access because of the employee’s position;

•	receiving a commission or fee on a transaction which would otherwise accrue to the Corporation or its clients; and

•	diverting business from the Corporation.

Access Persons are generally prohibited from leveraging relationships with the Corporation’s vendors and other business contacts (“Contacts”) gained during the course of their employment for personal purposes. Personal purposes include, but are not limited to the solicitation of political contributions and charitable donations. In certain limited situations, Access Persons may be permitted to conduct such activities with Contacts, subject to the prior written approval of the Secretary.

While Access Persons are generally prohibited from leveraging relationships with Contacts for personal purposes, Access Persons may solicit charitable donations from Contacts, subject to the following conditions:

•	before soliciting any donations from Contacts, all Access Persons must first obtain written approval from the Secretary. Pre-approval is required even if a personal relationship exists with a Contact;

•	soliciting a charitable donation from someone in exchange for business, a favor, preferential treatment and/or similar commitments or guarantees of reciprocity is strictly prohibited;

•	neither the Access Person soliciting the donation nor the Access Person’s immediate family members should personally benefit from the resulting donation; and

•	access Persons who are directly or indirectly involved in contract negotiations are prohibited from soliciting charitable donations from Contacts actively involved in a current negotiation.

Pre-approval requests to solicit donations from Contacts should be initiated by contacting the Secretary. Each request will be evaluated for potential conflicts, regulatory risk and/or reputational risk that the request may pose to the Corporation. In certain circumstances, the Secretary will seek approval from the Chief Executive Officer. The decision to approve or deny any request for pre-approval to solicit charitable donations will remain in the sole discretion of the Secretary.

Fair Dealing

Access Persons must adhere to the fundamental standard that Access Persons should not take advantage of their positions for their personal benefit. No Access Persons should take unfair advantage of anyone through manipulation, concealment, abuse or privileged information, misrepresentation of facts or any other unfair dealing practice. In particular, Access Persons may not engage in conduct that is deceitful, fraudulent or manipulative, or that involves false or misleading statements, in connection with the purchase or sale of investments by the Corporation.

Protection and Proper Use of Assets

All Access Persons should protect the Corporation’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Corporation’s profitability and are prohibited. All Corporation assets should be used only for legitimate business purposes. Any suspected incident of fraud or theft should be reported for investigation immediately.

The obligation to protect assets of the Corporation includes the Corporation’s proprietary information. Proprietary information includes Intellectual Property as well as business and marketing plans, engineering and manufacturing ideas, designs, databases, records and any non-public financial data or reports. Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

Compliance with Law

All Access Persons are expected to be familiar and comply with the laws and regulations applicable to their day-to-day responsibilities, including the relevant securities laws and regulations applicable to their activities. In some cases, this may involve the securities laws and regulations of multiple jurisdictions.

Email

Access Persons should use their email and other mediums sponsored by the Corporation (e.g., Bloomberg e-mail and instant messaging, SMS texting and Microsoft Lync instant messaging) (collectively, “communication resources”) primarily for conducting the business of the Corporation. While occasional use of email of the Corporation for personal communications is permissible, Access Persons must seek pre-approval prior to using communication resources to conduct personal outside business activities, including those involving political, civic and charitable solicitations, as such communications may incorrectly imply the Corporation’s sponsorship or endorsement of such activities. Written pre-approval must be granted by the Secretary. All communications made via communication resources are the property of the Corporation.

IV.    INSIDER TRADING

Trading in the stock, bonds or other securities of a company by a person who is aware of material, non-public information (“MNPI”) about that company may be considered “insider trading.” Information is “material” if a reasonable investor would consider such information important in a decision to buy, hold or sell the securities. Information is non-public until it has been broadly disclosed to the marketplace and the marketplace has had time to absorb the information. Examples of adequate disclosure include public filings with the Unites States Securities and Exchange Commission and the issuance of press releases.

Insider trading and the sharing of material, non-public information with any other person who then trades in securities or passes the information on further (called “tipping”) is illegal. The personal consequences of insider trading or tipping can be severe and include possible imprisonment and significant fines. Individuals who involve themselves in insider trading or tipping may be subject to immediate terminations.

No Access Person or Related Person may buy or sell a security (or a related derivative) in a company, either for himself or herself or on behalf of others, while in possession of MNPI about a company. In addition, Access Persons may not disclose or otherwise communicate MNPI to others, with the exception of communications to employees of the Corporation who have a business need to know the information.

V.    ANNUAL CERTIFICATIONS TO THE CORPORATION

A.

Initial and Annual Certifications. All Access Persons are required to certify that they have read and understand this Code and recognize that they are subject to the provisions hereof and will comply with the policy and procedures stated herein. Further, all Access Persons are required to certify annually that they have complied with the requirements of this Code and that they have reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of such policies.

B.	Board Review. The Corporation shall prepare an annual written report to the Board of Directors to be presented at the first regular meeting of the Board each year that shall:

•

describe any issues arising under this Code or its procedures since the last report to the Board of Directors including, but not limited to, information about any material violations of this Code or its procedures and any sanctions imposed during the past year;

•	identify any recommended changes in existing restrictions or procedures based upon experience under this Code, evolving industry practice or developments in applicable laws and regulations;

•	contain such other information, observations and recommendations as deemed relevant by the Corporation; and

•	certify that the Corporation has adopted a code of ethics in compliance with Section 303A.10 of the NYSE Listed Company Manual.

VI.    CONFIDENTIALITY

The provision of services to the Corporation by Access Persons creates a relationship of confidence and trust. Access Persons will come into possession of, or otherwise have access to, Confidential Information which has commercial value to the Corporation’s business, including information created, discovered or developed by Access Persons. All such Confidential Information is to be treated as highly confidential and is not to be disclosed or discussed with anyone except as required by law or as required in the performance of an Access Person’s duties to the Corporation, and is not to be used for the benefit of any Access Person or to the detriment of the Corporation, in each case unless expressly permitted by the Secretary. Access Persons may not take, remove or retain upon ceasing to be an Access Person for any reason any document, paper, electronic file or other storage medium containing or relating to any Confidential Information, any Intellectual Property or any physical property of the Corporation. All Intellectual Property of the Corporation is the exclusive property of the Corporation and is intended for the Corporation’s sole use.

Access Persons will generally be subject to one or more agreements addressing the use of confidential information and Intellectual Property of the Corporation in connection with their provision of services to the Corporation. Such agreements may contain more restrictive or detailed obligations than those set forth in this Code. Nothing in this Code is intended to limit any Access Person’s obligations, or the Corporation’s rights, under any such agreement.

VII.    SECRETARY

Any questions about how this Code should be applied in a particular situation should be directed to the Secretary. Access Persons are also encouraged to talk to appropriate supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. The Secretary has been designated with the responsibility to explain and implement this Code for the Corporation and all Access Persons.

VII.    REPORTING A CODE VIOLATION

If any Access Person becomes aware of violations or suspected violations of this Code or of applicable laws, rules or regulations relating to the Corporation’s operations, he or she must promptly report them to the Secretary. Such reports will be promptly investigated. No retaliation will be permitted against any Access Person who makes a report in good faith, regardless of whom the report concerns or the outcome of the resulting investigation or inquiry. An Access Person who is found to have engaged in retaliation against another Access Person for making a report will be subject to disciplinary measures that may include termination of employment.

All Access Persons are encouraged to seek advice from the Secretary with respect to any action or transaction which may violate the Code and should refrain from any action or transaction which might lead to the appearance of a violation.

IX.    RECORDKEEPING

The Corporation shall maintain at its principal place of business and in an easily accessible place (a) a copy of each Code that was in effect at any time during the past five years; (b) a record of any violation of the Code, and of any action taken as a result of the violation, for at least five years after the end of the fiscal year in which the violation occurs; (c) a record of all persons who were considered to be Access Persons during the past five years; and (d) a copy of each annual report to the Corporation’s Board of Directors for at least five years after the report was made, for at least the first two years in an easily accessible place.

X.    WAIVERS

The Secretary will review and consider any proper request of an Access Person for relief or exemption from any restriction, limitation or procedure contained in this Code which is claimed to cause a hardship for such Access Person or which may involve an unforeseen or involuntary situation where no abuse is involved. Any waiver of this Code for executive officers or directors may be made only by the Corporation’s Board of Directors or the audit committee of the Board of Directors. Any Access Person’s request for relief should be in writing and should state the basis for the request. Any such approval shall be appropriately documented in writing and maintained by the Secretary.

XI.    IMPLEMENTATION

The Secretary may delegate to one or more officers of Oaktree or of the Corporation any responsibility, authority, or function of the Secretary under this Code.

XII.    SANCTIONS

Upon discovering a violation of this Code, the Secretary or Board of Directors may impose any sanctions it deems appropriate, including the issuance of a warning, a letter of censure, a fine against any Access Person or the demotion, suspension or termination or forfeiture or benefits of any Access Person. Any Board member to which a violation of this Code relates must recuse himself or herself from any discussion or decision with respect to the handling and/or imposition of sanctions regarding such violation.

XIII.    ADOPTION AND APPROVAL OF CODE

The Corporation’s Board of Directors, including a majority of its Independent Directors must approve this Code. The Board of Directors must approve any material change to this Code no later than six months after the adoption of such change. Before approving this Code, the Corporation’s Board of Directors must receive from the Corporation a certification that the Corporation has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

Last updated: July 18, 2019